Exhibit 99.1

Polypore International, Inc. Launches Tender Offer
for 10½% Senior Discount Notes due 2012
and Consent Solicitation

CHARLOTTE, N.C.,  June 15, 2007 — Polypore International, Inc. (the “Company”) today announced that it commenced a tender offer to purchase for cash any and all of its outstanding 10½% Senior Discount Notes due 2012 (the “Notes”) pursuant to an Offer to Purchase statement dated June 15, 2007 (the “Offer to Purchase”) for a price equal to $978.80 per $1,000 principal amount at maturity of the notes, which includes $948.80 as the tender offer consideration and $30.00 as a consent payment (the “Tender Offer”).  The Notes were initially issued in October 2004 in an aggregate principal amount at maturity of $300.0 million, and the accreted value of the discount notes at March 31, 2007 was approximately $257.3 million.

In connection with the Tender Offer, the Company is soliciting consents (the “Consent Solicitation”) to certain proposed amendments to the indenture governing the Notes that are subject to the Tender Offer to eliminate substantially all of the covenants and certain events of default and related provisions contained in the indenture.

The Consent Solicitation will expire at 5:00 p.m., New York City time, on June 28, 2007, unless extended (such date, as it may be extended, the “Consent Deadline”).  On the terms and subject to the conditions of the Consent Solicitation, if the Company receives the requisite consents and the supplemental indenture that contains the amendments is executed, the Company will pay, promptly following the Consent Deadline and the satisfaction of the other conditions contained in the Consent Solicitation, to each Holder who has validly delivered (and has not revoked) a valid consent on or prior to the Consent Deadline, $30.00 for each $1,000 in principal amount at maturity of Notes (the “Consent Payment”).

With respect to the Tender Offer, holders of Notes validly tendered on or prior to the Consent Deadline, if such notes are accepted for purchase, will receive the tender offer consideration plus the Consent Payment (the “Total Consideration”).  The tender offer is scheduled to expire at 5:00 p.m, New York City time on July 13, 2007, unless extended or earlier terminated (the “Expiration Time”).  Payment for Notes validly tendered on or prior to the Consent Deadline and accepted for purchase will be made promptly after the Consent Deadline.  Holders of Notes who validly tender after the Consent Deadline but prior to the Expiration Time, if such notes are accepted for purchase, will receive the Total Consideration less the Consent Payment.  Payment for Notes validly tendered after the Consent Deadline and on or prior to the Expiration Time and accepted for purchase will be made promptly after the Expiration Time.

The Tender Offer is subject to the satisfaction or waiver of certain other conditions as set forth in the Offer to Purchase governing the Tender Offer. It is a condition to the consummation of the Tender Offer that the holders of at least a majority in accreted value of the Notes outstanding voting as a single class consent to the amendments to the indenture governing the Notes.  Additionally, the Tender Offer is subject to consummation of the Company’s anticipated initial public offering.  The Company intends to use the net proceeds from its initial public offering to purchase the Notes that are tendered in connection with the Tender Offer.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities with respect to the Notes that are the subject of the Tender Offer or the securities to be offered in the Company’s anticipated initial public offering. The Tender Offer and the Consent Solicitation may only be made pursuant to the terms of the respective Offer to Purchase and the related Letter of Transmittal.

The complete terms and conditions of the Tender Offer and the Consent Solicitation are set forth in the Offer to Purchase that is being sent to holders of the Notes. Holders are urged to read the Tender Offer documents carefully. Copies of each Offer to Purchase and the related Letter of Transmittal may be obtained from the Information Agent for the Tender Offers, Global Bondholder Services Corporation, at (212) 430-3774 and (866) 807-2200 (toll-free).

J.P. Morgan Securities Inc. is the Dealer Manager and Solicitation Agent for the Tender Offer and Consent Solicitation. Questions regarding the Tender Offer and the Consent Solicitation may be directed to J.P. Morgan Securities Inc. at (212) 270-1477 (call collect).

About Polypore International, Inc.

Polypore International, Inc. is a global high technology filtration company specializing in microporous membranes. Polypore International, Inc.’s flat sheet and hollow fiber membranes are used in specialized applications that require the removal or separation of various materials from liquids, primarily in the ultrafiltration and microfiltration markets. Based in Charlotte, NC, Polypore International, Inc. is a global leader with manufacturing facilities or sales offices in nine countries serving six continents.

Forward-Looking Statement
This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit facilities; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the failure to replace lost senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the adverse impact on our financial condition from past restructuring activities; the failure to effectively integrate newly acquired operations; the absence of expected returns from the amount of intangible assets we have recorded; and natural disasters, epidemics, terrorist acts and other events beyond our control.  Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.  Statements in this release should be evaluated in light of these important factors.  Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.

Investor Contact:  Polypore Investor Relations — 704-587-8886